Exhibit 99.1

Due to the inclement weather associated with Hurricane Sandy, the management of MCG Capital Corporation canceled its third quarter earnings call scheduled for 9:00 a.m. on October 30, 2012 and, in lieu of its earnings call, released the following remarks by management regarding MCG's third quarter 2012 financial results and business outlook:
Participants from MCG include Rick Neu, Chairman and Chief Executive Officer; Hagen Saville, President and Chief Operating Officer; and Keith Kennedy, Chief Financial Officer.
Rick Neu, Chairman and Chief Executive Officer
As evidenced by our earnings release, announced today, I am pleased to report that MCG has substantially completed the operational and financial transition we began almost one year ago today. When Hagen and I began this process, our task was simple: take a fresh look at every operational and financial aspect of our business and determine what the earnings potential is for MCG's internally managed, tax efficient BDC model. As Hagen will note, we made the leverage, portfolio, and infrastructure changes necessary to deliver what we believe is a competitive and sustainable dividend to our stockholders.
Importantly, with new leadership provided by Bob Marcotte and Peter Malekian on the asset management side, and Tod Reichert and Keith Kennedy on the legal and financial side, we believe that we have a talented, seasoned and efficient infrastructure that provides tremendous operating leverage in the future.
Given the progress of this transition, the MCG board, as announced today, appointed Hagen Saville as our new Chief Executive Officer effective as of November 1, 2012, while asking me to continue in my previous role as Chairman of the Board.
Separately, given the progress of our transition, B. Millner and Hugh Ewing have indicated that they will be resigning from the MCG Board effective on December 31, 2012. The MCG Board, MCG management and MCG stockholders owe a deep and sincere debt of gratitude for the advice and counsel provided by B and Hugh over their respective board tenures.
With that, I will now ask Hagen Saville to give a few remarks.
Hagen Saville, President and Chief Operating Officer
As Rick and I communicated last November, the primary goal of our strategic plan was to create a company with less credit and leverage risk yet one that has a sustainable and predictable level of NOI and dividend generation.
I am pleased to report that in the past year:

(1)	We have reduced our equity investments from $150 million to $41 million;

(2)
Exclusive of Broadview, during the last nine months ended September 30, 2012, our cumulative net loss has been under $5 million and, combined with monetizations of approximately $300 million year-to-date, we have made progress in efforts validate NAV and demonstrate reduced risk;

(3)	We have continued to improve the granularity of our investment portfolio;

(4)	Our leverage risk profile has been substantially reduced with debt to equity declining from 1:1 to 0.7:1 in the past twelve months; and

(5)
Our infrastructure has been right sized to a smaller and simpler, yet leverageable operating profile, with a reduction of base cash operating costs from in excess of $20 million per annum to approximately $10 million per annum.

Moving to our third quarter results, we believe that the third quarter was a good quarter for MCG as we continue to make significant progress in restoring the sustainability and fundamental earnings profile of MCG while dramatically reducing its risk profile.
Portfolio performance from a valuation standpoint was generally in line with our expectations.

Net operating income, adjusted for costs associated with our transition plan, was $4.3 million, which was consistent with our internal forecast.
Our liquidity position enabled us to return capital to our stockholders in the form of a $0.14 dividend on August 31, 2012 to shareholders of record on August 17, 2012. Additionally, we used approximately $5.6 million of our excess capital position to repurchase 1.3 million shares of our common stock.
Driven by a pickup in origination activity relative to the level of monetizations projected throughout 2013, combined with the full deployment of our liquidity, we continue to anticipate a 2013 NOI earnings level of $0.45 to $0.55 per share.
Lastly, in the third quarter ended September 30, 2012, we submitted documentation to the SBA in support of a possible 2nd SBIC license for Solutions Capital II, L.P. There is no assurance that the SBA will grant the additional license in any specified time period or at all.
I will now provide a few comments about the state of our business.
Subject to the remaining transition charges Keith will describe in a moment, we believe that our cost structure is now essentially fixed.
At the end of Q3 2012, our balance sheet continued to be only about 70% deployed. Payoffs during the year came from (1) the monetization of our equity portfolio, (2) normal course recycling and (3) repayment of several loans which had been on the books for many years.
We believe that our investment balances are now bottoming out and that new originations will begin to grow our base of earning assets. It is our expectation that we will close 4 to 6 deals in the fourth quarter 2012.
The NOI earnings guidance range I previously provided will be driven primarily by the exact pace of new net originations during the subsequent four or five quarters.
Market conditions for new loans are very aggressive. However, our principal target market of companies with $3 to $10 million of EBITDA generally benefit from (1) lower total leverage, (2) better contract terms and (3) less pricing pressure.
Our deal flow is emanating from a variety of new sponsor relationships along with repeat business from customers that we have worked with for many years. We believe that our expertise in a handful of industry sectors is serving us well.
Finally I would like to thank Rick for his leadership during the last year and to thank B. Milner and Hugh Ewing for their service on the Board.
Keith Kennedy will give a few remarks on the quarter.
Keith Kennedy, Chief Financial Officer
Reiterating some of Hagen and Rick's points, the following highlights occurred during the three month period ended September 30, 2012:

•	We generated Net Operating Income, or NOI of $4.1 million, or $0.06 per share and Net Income of $4.3 million, or $0.06 per share;

•	Our total yield on our average loan portfolio was 11.1%, consistent with our year-to-date yield of 11.2%;

•	We funded $30.3 million of advances and originations, including $28.0 million to two new portfolio companies-IDOC and C7 Data Centers;

•	Using unrestricted cash and restricted cash from our SBIC, we ended the quarter with $173.6 million of cash on-hand to make new investments;

•	We monetized $38.9 million of our debt portfolio, a majority from our Commercial Loan Trust 2006-1 investments, which we refer to as our 2006-1 CLO;

•	We have $16 million of loans or 4% of our loan portfolio on non-accrual;

•
Under our stock repurchase program, we repurchased and retired 1.3 million shares of our common stock at a total cost of $5.6 million, or an average of $4.49 per share, which was a 15% discount from our quarterly net asset value per share; and

•
We used $99 million of securitized cash to pay down securitized notes of our 2006-1 CLO, reducing our Debt to Equity to less than point seven to one (0.7x). I would note here that as of September 30, 2012, there was $183 million or 1.8x the amount of securitized assets collateralizing $99 million of notes due CLO note holders, which upon repayment we anticipate will become unencumbered assets of MCG.

Moving to our transition plan:

•
For the three and nine month periods ended September 30, 2012, we incurred approximately $0.2 million and $7.2 million, respectively, or $0.10 per share year-to-date, of costs associated with our transition plan;

•
We mentioned on our last earnings call that we anticipate incurring no more than $3.0 million of one-time costs in the second half of the year to substantially complete our transition. We now anticipate that we will be inside that number;

•
We anticipate that in the next six months we will record approximately $1.8 million, or $0.03 per share, in additional charges related to the final stage of our realignment process, comprised of an estimated $0.3 million related to the termination of our existing corporate lease, $0.6 million to write-off leasehold improvements and other abandoned or obsolete fixed assets, $0.5 million related to the possible termination of a software contract and $0.4 million for staff realignment decisions. We plan to take the majority of this charge in the fourth quarter with the expectation that a portion of the staff realignment charge will occur in Q1 of fiscal year 2013; and,

•	Finally, upon completion of the transition service period for several of our employees, we anticipate completing our staff realignment such that we will have approximately 20 full-time employees.
I want to thank Rick, B. and Hugh for their stewardship and guidance to the executive team during this transition. They have been instrumental in helping us achieve our goal of repositioning the business as a leading middle market lender.
With that, we are concluding our remarks on the third quarter ended September 30, 2012.